UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
(Amendment No. 4)
Under the Securities Exchange Act of 1934

WALKER & DUNLOP, INC.
(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

93148P102
(CUSIP Number)

Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor New York, NY 10105 Attention: Michael J. Cohn Tel: 212-798-6100 Fax: 212-798-6075
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
Copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Istvan Hajdu
Tel: (212) 839-5300
Fax: (212) 839-5599

November 25, 2014
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐ .
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule §240.13d-7 for other parties to whom copies are to be sent.

(*) The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following pages)

Cusip No. 93148P102	Page 2 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (A) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,649,307
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,649,307
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,649,307
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 3 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (A) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,099,537
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,099,537
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,537
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 4 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (E) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,099,537
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,099,537
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,537
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 5 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II UB Securities LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 549,769
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 549,769
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 549,769
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 6 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 549,769
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 549,769
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 549,769
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 7 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 137,443
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 137,443
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,443
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 8 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (B) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,649,307
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,649,307
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,649,307
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 9 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,649,307
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,649,307
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,649,307
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 10 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (B) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,099,537
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,099,537
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,537
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 11 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,099,537
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,099,537
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,537
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 12 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (D) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,099,537
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,099,537
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,537
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 13 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FTS SIP L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 687,211
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 687,211
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 687,211
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 14 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO Fund GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,649,307 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,649,307 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,649,307 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as general partner of Fortress Credit Opportunities Fund (A) LP, Fortress Credit Opportunities Fund (B) LP and Fortress Credit Opportunities Fund (C) L.P.

Cusip No. 93148P102	Page 15 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO Fund II GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,099,537 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,099,537 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,537 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as general partner of Fortress Credit Opportunities Fund II (A) LP, Fortress Credit Opportunities Fund II (B) LP, Fortress Credit Opportunities Fund II (C) L.P., Fortress Credit Opportunities Fund II (D) L.P., and Fortress Credit Opportunities Fund II (E) LP.

Cusip No. 93148P102	Page 16 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 687,211 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 687,211 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 687,211 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as general partner of FTS SIP L.P.

Cusip No. 93148P102	Page 17 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 549,769 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 549,769 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 549,769 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as general partner of FCO MA II LP.

Cusip No. 93148P102	Page 18 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 137,443 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 137,443 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,443 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as general partner of FCO MA LSS LP.

Cusip No. 93148P102	Page 19 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 2,748,844 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 2,748,844 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,748,844 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.3% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as investment advisor of Fortress Credit Opportunities Fund (A) LP, Fortress Credit Opportunities Fund (B) LP, Fortress Credit Opportunities Fund (C) L.P., Fortress Credit Opportunities Fund II (A) LP, Fortress Credit Opportunities Fund II (B) LP, Fortress Credit Opportunities Fund II (C) L.P., Fortress Credit Opportunities Fund II (D) L.P., and Fortress Credit Opportunities Fund II (E) LP, pursuant to management agreements.

Cusip No. 93148P102	Page 20 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities MA Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 687,211 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 687,211 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 687,211 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as investment advisor of FTS SIP L.P. pursuant to a management agreement.

Cusip No. 93148P102	Page 21 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities MA II Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 549,769 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 549,769 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 549,769 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as investment advisor of FCO MA II LP pursuant to a management agreement.

Cusip No. 93148P102	Page 22 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 137,443 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 137,443 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,443 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as investment advisor of FCO MA LSS LP pursuant to a management agreement.

Cusip No. 93148P102	Page 23 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCOF UB Investments LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,649,307
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,649,307
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,649,307
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 24 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCOF II UB Investments LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 1,099,537
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 1,099,537
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,537
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

Cusip No. 93148P102	Page 25 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIF V WD LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN

Cusip No. 93148P102	Page 26 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund A) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 27 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund D) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 28 of Pages 56

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund E) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 29 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund B) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 30 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 31 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund F) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 32 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund G) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

Cusip No. 93148P102	Page 33 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

(1) Solely in its capacity as general partner of Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D) L.P. and Fortress Investment Fund V (Fund E) L.P.

Cusip No. 93148P102	Page 34 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP (BCF) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

(1) Solely in its capacity as general partner of Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P. and Fortress Investment Fund V (Fund G) L.P.

Cusip No. 93148P102	Page 35 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,246,534 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,246,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,246,534 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 25.0% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as investment advisor to Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund D) L.P., Fortress Investment Fund V (Fund E) L.P.,  Fortress Investment Fund V (Fund F) L.P. and Fortress Investment Fund V (Fund G) L.P. pursuant to management agreements, and as owner of the membership interests of Fortress Credit Opportunities Advisors LLC, Fortress Credit Opportunities MA Advisors LLC, Fortress Credit Opportunities MA II Advisors LLC and FCO MA LSS Advisors LLC.

Cusip No. 93148P102	Page 36 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Hybrid GP Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as holder of all the membership interests of FCO Fund GP LLC, FCO Fund II GP LLC, FCO MA GP LLC, FCO MA II GP LLC, and FCO MA LSS GP LLC.

Cusip No. 93148P102	Page 37 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP Holdings Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as general partner of Fortress Fund V GP L.P.

Cusip No. 93148P102	Page 38 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP (BCF) Holdings Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as general partner of Fortress Fund V GP (BCF) L.P.

Cusip No. 93148P102	Page 39 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Principal Holdings I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

(1) Solely in its capacity as holder of all limited company interests in Fortress Fund V GP (BCF) Holdings Ltd.

Cusip No. 93148P102	Page 40 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG Asset Co. LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,123,267 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,123,267 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,123,267 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.5% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as sole member of Principal Holdings I LP.

Cusip No. 93148P102	Page 41 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Operating Entity I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,246,534 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,246,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,246,534 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 25.0% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* PN
* See Instructions

(1) Solely in its capacities as managing member of Hybrid GP Holdings LLC, and as holder of all limited company interests of Fortress Fund V GP Holdings Ltd and Fortress Fund V GP (BCF) Holdings Ltd.

Cusip No. 93148P102	Page 42 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG Corp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,246,534 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,246,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,246,534 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 25.0% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* CO
* See Instructions

(1) Solely in its capacity as general partner of Fortress Operating Entity I LP.

Cusip No. 93148P102	Page 43 of 56 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Group LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒- Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 8,246,534 (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 8,246,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,246,534 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 25.0% (BASED UPON 32,987,696 SHARES OUTSTANDING AS REPORTED BY THE COMPANY IN A PROSPECTUS SUPPLEMENT ON FORM 424B7 FILED NOVEMBER 20, 2014)
14.	TYPE OF REPORTING PERSON* OO
* See Instructions

(1) Solely in its capacity as holder of all shares of FIG Corp. and all membership interests of FIG Asset Co. LLC.

Cusip No. 93148P102	Page 44 of 56 Pages

Introduction.

This Amendment No. 4 to the statement on Schedule 13D (this “Amendment”) amends the statement on Schedule 13D filed on June 19, 2012 with respect to the shares of common stock, par value $0.01 per share (the “Common Stock”), of Walker & Dunlop, Inc., a Maryland corporation (the “Company”), as amended by Amendment No. 1 to the Statement filed on September 14, 2012,  Amendment No. 2 to the Statement filed on December 31, 2012 and Amendment No. 3 to the Statement filed on May 28, 2013 (the “Statement”).

This Amendment is filed jointly by the following Reporting Persons (i) Fortress Credit Opportunities Fund (A) LP (“FCOF (A)”), (ii) Fortress Credit Opportunities Fund II (A) LP (“FCOF II (A)”), (iii) Fortress Credit Opportunities Fund II (E) LP (“FCOF II (E)”), (iv) FCO MA II UB Securities LLC (“FCO MA II UB”), (v) FCO MA II LP (“FCO MA II”), (vi) FCO MA LSS LP (“FCO MA LSS”), (vii) Fortress Credit Opportunities Fund (B) LP (“FCOF (B)”), (viii) Fortress Credit Opportunities Fund (C) L.P. (“FCOF (C)”), (ix) Fortress Credit Opportunities Fund II (B) LP (“FCOF II (B)”), (x) Fortress Credit Opportunities Fund II (C) L.P. (“FCOF II (C)”), (xi) Fortress Credit Opportunities Fund II (D) L.P. (“FCOF II (D)”), (xii) FTS SIP L.P. (“FTS SIP”), (xii) FCO Fund GP LLC (“FCO Fund GP”), (xiv) FCO Fund II GP LLC (“FCO Fund II GP”), (xv) FCO MA GP LLC (“FCO MA GP”), (xvi) FCO MA II GP LLC (“FCO MA II GP”), (xvii) FCO MA LSS GP LLC (“FCO MA LSS GP”), (xviii) Fortress Credit Opportunities Advisors LLC (“FCO Advisors”), (xix) Fortress Credit Opportunities MA Advisors LLC (“FCO MA Advisors”), (xx) Fortress Credit Opportunities MA II Advisors LLC (“FCO MA II Advisors”), (xxi) FCO MA LSS Advisors LLC (“FCO MA LSS Advisors”), (xxii)  FCOF UB Investments LLC (“FCOF UB”), (xxiii) FCOF II UB Investments LLC (“FCOF II UB”), (xxiv) FIF V WD LLC (“FIF V WD”), (xxv)  Fortress Investment Fund V (Fund A) L.P. (“FIF V (A)”), (xxvi) Fortress Investment Fund V (Fund D) L.P. (“FIF V (D)”), (xxvii) Fortress Investment Fund V (Fund E) L.P. (“FIF V (E)”),  (xxviii) Fortress Investment Fund V (Fund B) L.P. (“FIF V (B)”), (xxix) Fortress Investment Fund V (Fund C) L.P. (“FIF V (C)”), (xxx) Fortress Investment Fund V (Fund F) L.P. (“FIF V (F)”), (xxxi) Fortress Investment Fund V (Fund G) L.P. (“FIF V (G)”), (xxxii) Fortress Fund V GP L.P. (“FF V GP”), (xxxiii) Fortress Fund V GP (BCF) L.P. (“FF V GP (BCF)”), (xxxiv) FIG LLC, (xxxv) Hybrid GP Holdings LLC (“Hybrid GP Holdings”), (xxxvi) Fortress Fund V GP Holdings Ltd. (“FF V GP Holdings”), (xxxvii) Fortress Fund V GP (BCF) Holdings Ltd. (“FF V GP (BCF) Holdings”), (xxxviii) Principal Holdings I LP (“Principal Holdings I”), (xxxix) FIG Asset Co. LLC (“FIG Asset Co.”), (xl) Fortress Operating Entity I LP (“FOE I”), (xli) FIG Corp. and (xlii) Fortress Investment Group LLC.

 Except as provided herein, this Amendment does not modify any of the information previously reported on the Statement.  Capitalized terms used but not defined herein have the meanings given to them in the Statement.

Item 2.	Identity and Background.

The response set forth in Item 2 of the Statement is hereby amended by adding the following disclosure to each subsection of Item 2 as indicated below:

(a)-(c),(f):

FIF V WD is a Delaware limited liability company. FIF V WD is in the business of investing in and trading securities and other assets, and has a principal business and principal office address of c/o Fortress Investment Group LLC,1345 Avenue of the Americas, 46th Floor, New York, New York, 10105.  FIF V (A), FIF V (B), FIF V (C), FIF V (D), FIF V (E), FIF V (F), and FIF V (G) are holders of the membership interests of FIF V WD and have the ability to direct the management and affairs of FIF V WD.

Set forth in Schedule A-1 attached hereto is a listing of the directors and executive officers of FIF V WD (collectively, the “FIF V WD Covered Persons”), and the business address and present principal occupation or employment of each of the FIF V WD Covered Persons, and is incorporated herein by reference.  Each of the FIF V WD Covered Persons is a United States citizen.

Cusip No. 93148P102	Page 45 of 56 Pages

(d)-(e):

None of the FIF V WD or the FIF V WD Covered Persons identified in this Item 2 has during the past five years been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors), nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 4.	Purpose of Transaction.

The response set forth in Item 4 of the Statement is hereby amended by adding the following after the last paragraph of Item 4:

On November 20, 2014, FIF V WD, FCOF UB, FCOF II UB, FTS SIP, FCO MA II UB and FCO MA LSS (collectively, the “Selling Shareholders”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and the Company pursuant to which the Selling Shareholders agreed to sell 2,000,000 shares of the Company’s Common Stock owned by the Selling Shareholders to the Underwriter at a price of $15.30 per share.  Pursuant to the terms of the Underwriting Agreement, the Selling Shareholders granted the Underwriter a 30-day option to purchase up to an additional 300,000 shares of the Company’s Common Stock owned by the Selling Shareholders.  The sale, including the exercise by the Underwriter of its overallotment option, was consummated on November 25, 2014.  The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement filed as Exhibit 8 hereto and incorporated by reference herein.

In addition, on March 14, 2014, the Company entered into an agreement to repurchase all of the shares of Common Stock owned by Column Guaranteed LLC.  As a result, the Reporting Persons are no longer deemed to share the power to vote the shares of Common Stock held by Column Guaranteed LLC pursuant to the Voting Agreement described in the initial Statement.

Except as set forth above in this Item 4, as amended and supplemented, none of the Reporting Persons nor, to the knowledge of the Reporting Persons, any person set forth in Schedule A or Schedule A-1 to the Statement, has any present plans or proposals which relate to or would result in any of the actions specified in clauses (a) through (i) of Item 4 of the Statement.

Item 5.	Interest in Securities of the Issuer.

The response set forth in Item 5 of the Statement is hereby amended by adding the following disclosure to each subsection of Item 5 as indicated below:

(a)-(b) See cover pages for each Reporting Person.

On September 4, 2013:  (i) FIF V (A) transferred 2,412,362 shares of Common Stock to FIF V WD; (ii) FIF V (B) transferred 780,969 shares of Common Stock to FIF V WD; (iii) FIF V (C) transferred 835,793 shares of Common Stock to FIF V WD; (iv) FIF V (D) transferred 993,867 shares of Common Stock to FIF V WD; (v) FIF V (E) transferred 44,424 shares of Common Stock to FIF V WD; (vi) FIF V (F) transferred 81,096 shares of Common Stock to FIF V WD; and (vii) FIF V (G) transferred 124,756 shares of Common Stock to FIF V WD.

Cusip No. 93148P102	Page 46 of 56 Pages

On November 25, 2014, the following sales of Common Stock were effected:

Reporting Person:	Shares Sold:
FIF V WD	1,150,000
FCOF UB	460,000
FCOF II UB	306,667
FTS SIP	191,667
FCO MA II UB	153,333
FCO MA LSS	38,333

Total	2,300,000

As a result of the foregoing transfers, Fortress Investment Group LLC, through its subsidiaries, may be deemed to beneficially own 8,246,534 shares of Common Stock (the “Shares”). Each of the Reporting Persons disclaims beneficial ownership of such Shares except to the extent of its pecuniary interest therein.

(c) Except as otherwise described herein, neither the Reporting Persons nor, to the knowledge of the Reporting Persons, any person named on Schedule A or Schedule A-1 to the Statement, has effected any transaction in Common Stock during the past 60 days.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

The response set forth in Item 6 of the Statement is hereby amended by adding the following after the last paragraph of Item 6:

Item 4 above summarizes certain provisions of the Underwriting Agreement and is incorporated herein by reference.  A copy of the Underwriting Agreement is attached as Exhibit 8 to this Amendment No. 4, and is incorporated by reference herein.

Item 7.	Material to be Filed as Exhibits.

The response set forth in Item 7 of the Statement is hereby amended by adding the following after the last paragraph of Item 7:

Exhibit 8: Underwriting Agreement, dated as of November 20, 2014, by and among Walker & Dunlop, Inc., FIF V WD LLC, FCOF UB Investments LLC, FCOF II UB Investments LLC, FTS SIP L.P., FCO MA II UB Securities LLC, FCO MA LSS LP and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by Walker & Dunlop, Inc. on November 21, 2014).

Exhibit 9: Joinder to the Joint Filing Agreement, dated as of November 28, 2014, of FIF V WD

Cusip No. 93148P102	Page 47 of 56 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 28, 2014

Fortress Credit Opportunities Fund (A) LP

By: FCO Fund GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund II (A) LP

By: FCO Fund II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund II (E) LP

By: FCO Fund II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA II UB Securities LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA II LP

By: FCO MA II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Cusip No. 93148P102	Page 48 of 56 Pages

FCO MA LSS LP

By: FCO MA LSS GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund (B) LP

By: FCO Fund GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund (C) L.P.

By: FCO Fund GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund II (B) LP

By: FCO Fund II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund II (C) L.P.

By: FCO Fund II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Fund II (D) L.P.

By: FCO Fund II GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Cusip No. 93148P102	Page 49 of 56 Pages

FTS SIP L.P.

By: FCO MA GP LLC, its general partner

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO Fund GP LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO Fund II GP LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA GP LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA II GP LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA LSS GP LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities Advisors LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Cusip No. 93148P102	Page 50 of 56 Pages

Fortress Credit Opportunities MA Advisors LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Credit Opportunities MA II Advisors LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCO MA LSS Advisors LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCOF UB Investments LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FCOF II UB Investments LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

FIF V WD LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Investment Fund V (Fund A) L.P.

By its General Partner Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Cusip No. 93148P102	Page 51 of 56 Pages

Fortress Investment Fund V (Fund D) L.P.

By its General Partner Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Investment Fund V (Fund E) L.P.

By its General Partner Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Investment Fund V (Fund B) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Investment Fund V (Fund C) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Cusip No. 93148P102	Page 52 of 56 Pages

Fortress Investment Fund V (Fund F) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Investment Fund V (Fund G) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

FIG LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Cusip No. 93148P102	Page 53 of 56 Pages

Hybrid GP Holdings LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Authorized Signatory

Fortress Fund V GP Holdings Ltd.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Fund V GP (BCF) Holdings Ltd

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Principal Holdings I LP

By its General Partner FIG Asset Co. LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

FIG Asset Co. LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Fortress Operating Entity I LP

By its General Partner FIG Corp.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

FIG Corp.

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary

Cusip No. 93148P102	Page 54 of 56 Pages

Fortress Investment Group LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: General Counsel & Secretary

Cusip No. 93148P102	Page 55 of 56 Pages

Schedule A-1

Directors and Executive Officers

The name and principal occupation of each of the directors and executive officers of FIF V WD LLC are listed below. The principal business address of each of the directors and executive officers is c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Name	Principal Occupation
Wesley R Edens	Chief Executive Officer
Randal A. Nardone	Chief Operating Officer
John Morrissey	Chief Financial Officer & Treasurer
David N. Brooks	Secretary
Cameron MacDougal	Assistant Secretary

Cusip No. 93148P102	Page 56 of 56 Pages

Exhibit 9

Joinder to the Joint Filing Agreement

Reference is made to the Joint Filing Agreement dated as of June 18, 2012 (the “Joinder Agreement”) among the following persons: (i) CW Financial Services LLC (“CW Financial”), (ii) CWFS Holdings LLC (“CWFS Holdings”), (iii) Galaxy Acquisition LLC, (iv) Galaxy CF Holdings LLC, (v) Galaxy PEF Holdings LLC, (vi) Fortress Credit Opportunities Fund (A) LP, (vii) Fortress Credit Opportunities Fund II (A) LP, (viii) Fortress Credit Opportunities Fund II (E) LP, (ix) FCO MA II LP, (x) FCO MA LSS LP, (xi) Galaxy CF UST Investment Holdings LLC, (xii) Fortress Credit Opportunities Fund (B) LP, (xiii) Fortress Credit Opportunities Fund (C) L.P., (xiv) Fortress Credit Opportunities Fund II (B) LP, (xv) Fortress Credit Opportunities Fund II (C) L.P., (xvi) Fortress Credit Opportunities Fund II (D) L.P., (xvii) FTS SIP L.P., (xviii) FCO Fund GP LLC, (xix) FCO Fund II GP LLC, (xx) FCO MA GP LLC, (xxi) FCO MA II GP LLC, (xxii) FCO MA LSS GP LLC, (xxiii) Fortress Credit Opportunities Advisors LLC, (xxiv) Fortress Credit Opportunities MA Advisors LLC, (xxv) Fortress Credit Opportunities MA II Advisors LLC, (xxvi) FCO MA LSS Advisors LLC, (xxvii) Fortress Investment Fund V (Fund A) L.P.. (xxviii) Fortress Investment Fund V (Fund D) L.P., (xxix) Fortress Investment Fund V (Fund E) L.P., (xxx) Galaxy Acquisition Blocker B LLC, (xxxi) Galaxy Acquisition Blocker CFG LLC, (xxxii) Fortress Investment Fund V (Fund B) L.P., (xxxiii) Fortress Investment Fund V (Fund C) L.P., (xxxiv) Fortress Investment Fund V (Fund F) L.P., (xxxv) Fortress Investment Fund V (Fund G) L.P., (xxxvi) Fortress Fund V GP L.P., (xxxvii) Fortress Fund V GP (BCF) L.P., (xxxviii) FIG LLC, (xxxix) Hybrid GP Holdings LLC, (xl) Fortress Fund V GP Holdings Ltd., (xli) Fortress Fund V GP (BCF) Holdings Ltd., (xlii) Principal Holdings I LP, (xliii) FIG Asset Co. LLC, (xliv) Fortress Operating Entity I LP, (xlv) FIG Corp. and (xlvi) Fortress Investment Group LLC

As of the date hereof, the undersigned hereby agrees to become bound by the obligations of the Joinder Agreement.

This Joinder to the Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of November 28, 2014.

FIF V WD LLC

By: /s/ David Brooks
Name: David N. Brooks
Title: Secretary